Exhibit 99.6

PHOTRONICS, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
Reconciliation of GAAP to Non-GAAP Financial Information
(in thousands, except per share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	April 30, 2017	January 29, 2017	May 1, 2016	April 30, 2017	May 1, 2016

Reconciliation of GAAP to Non-GAAP Net Income
Attributable to Photronics, Inc. Shareholders and EPS data

GAAP net income attributable to Photronics, Inc. shareholders	$1,797	$1,946	$11,854	$3,743	$32,856
Income tax expense/(benefit) (a)	-	-	(3,004)	-	(3,004)
Gain on sale of investment, net of tax (b)	-	-	-	-	(8,753)

Non-GAAP net income attributable to Photronics, Inc. shareholders	$1,797	$1,946	$8,850	$3,743	$21,099

Weighted average number of diluted shares outstanding

GAAP	69,385	69,169	77,516	69,277	78,326

Non-GAAP	69,385	69,169	77,516	69,277	78,326

Net income per diluted share

GAAP	$0.03	$0.03	$0.16	$0.05	$0.44

Non-GAAP	$0.03	$0.03	$0.13	$0.05	$0.29

Reconciliation of GAAP Net Income to Non-GAAP EBITDA

GAAP Net Income (c)	$1,484	$4,510	$14,153	$5,994	$37,653
Interest expense	550	559	964	1,109	2,138
Income tax expense/(benefit)	431	2,050	(2,326)	2,481	1,374
Depreciation and amortization	21,345	20,896	20,073	42,241	40,530
Other items (d)	921	937	976	1,858	1,873

Non-GAAP EBITDA	$24,731	$28,952	$33,840	$53,683	$83,568

Notes:
(a)	Represents tax benefit primarily related to the recognition of prior period tax benefits and other tax positions no longer deemed necessary in Taiwan
(b)	Represents gain on sale of investment in a foreign entity
(c)	Includes net income attributable to noncontrolling interests, and in 2016 includes gain on sale of investment in a foreign entity
(d)	Consists of stock compensation expense